UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2012

REDtone Asia, Inc.
(Exact name of registrant as specified in charter)

Nevada (State or Other Jurisdiction of Incorporation)	333-129388 (Commission File Number)	71-098116 (I.R.S. Employer Identification No.)

Room 1602, Aitken Vanson Centre, 61 Hoi Yuen Rd., Kwun Tong, Hong Kong
(Address of principal executive offices, including zip code)

(852) 2270-0688
 (Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a 12(b))

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers.

On March 12, 2012, the Board of Directors of REDtone Asia, Inc. (the “Company”) accepted the resignation of Chee Keong Lee as the Chief Financial Officer of the Company.  Mr. Lee has not had any disagreements with the Company and has no claims against the Company.

Item 5.02 Appointment of Certain Officers.

On March 12, 2012, the Board of Directors of the Company accepted the appointment of Ms. Ng Hui Nooi as the Chief Financial Officer of the Company.  Ms. Nooi’s biographical information is as follows:

Ms. Ng Hui Nooii, age 39, is a Malaysian Chartered Accountant.  She obtained her professional degree from The Association of Chartered Certified Accountants in 2004.   Ms. Ng has more than 16 years of working experience in accounting, and has held various positions with companies in Malaysia and Vietnam, including accountant and finance manager.  In 1999, she joined ChemQuest Sdn Bhd, as an accountant, fully responsible for the finance and accounting operations for this company.  In 2010, she joined Poh Huat Furniture Ind. Vietnam Joint Stock Co, a Malaysian manufacturing company based in Vietnam as the Finance Manager.  In this position, her main responsibilities included financial review and reporting, budgeting, business planning and risk management, and treasury functions.  In May 2011, she joined Redtone Telecommunications Sdn Bhd, a subsidiary of REDtone International Berhad as the Senior Finance Manager, and she was responsible for the accounting functions and financial reporting.   She was appointed as the Chief Financial Officer for the Company on March 12, 2012, and is entrusted with the responsibilities of financial reporting, business analysis, investment appraisal, tax planning, and liaison with bankers and auditors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDTONE ASIA, INC.

By:	/s/ Chuan Beng Wei
Name:	Chuan Beng Wei
Title:	Chief Executive Officer
Dated:	March 12, 2012